   As filed with the Securities and Exchange Commission on September 29, 1999

                                                Registration No. 333-___________


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                ------------------------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                ------------------------------------------------

                                 KENNAMETAL INC.

               PENNSYLVANIA                              25-0900168
         (State or jurisdiction of                    (I.R.S. Employer
      Incorporation or organization)                Identification No.)

                               1600 TECHNOLOGY WAY
                                  P.O. BOX 231
                           LATROBE, PENNSYLVANIA 15650
                    (Address of principal executive offices)

                   -------------------------------------------

                             KENNAMETAL THRIFT PLAN
                                       AND
                    GREENFIELD RETIREMENT INCOME SAVINGS PLAN
                            (Full title of the plans)

                   -------------------------------------------

                    DAVID T. COFER, VICE PRESIDENT, SECRETARY
                               AND GENERAL COUNSEL
                                 KENNAMETAL INC.
                               1600 TECHNOLOGY WAY
                                  P.O. BOX 231
                           LATROBE, PENNSYLVANIA 15650
                     (Name and address of agent for service)
                                  724-539-5206
                     (Telephone number of agent for service)

                          COPIES OF COMMUNICATIONS TO:
                              RONALD BASSO, ESQUIRE
                   BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
                                ONE OXFORD CENTRE
                          301 GRANT STREET, 20TH FLOOR
                            PITTSBURGH, PA 15219-1410
                                  412-562-3943

                   -------------------------------------------

                         CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------------------------------

                                                      Proposed Maximum    Proposed Maximum      Amount of
Title of Securities To Be             Amount to Be    Offering Price      Aggregate Offering    Registration
Registered                            Registered(1)   Per Share(2)        Price(2)              Fee(2)

- ------------------------------------------------------------------------------------------------------------------
Capital Stock (par value $1.25 per      1,500,000          $26.00            $39,000,000           $10,842
share)
- ------------------------------------------------------------------------------------------------------------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h). Such price, which is the average of the high and low sales prices for the Common Stock on the New York Stock Exchange, as reported in The Wall Street Journal, Midwest Edition, on September 24, 1999, has been determined in accordance with Rule 457(c).

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         This Registration Statement relates to the Kennametal Thrift Plan (the "Kennametal Plan") and the Greenfield Retirement Income Savings Plan (the "Greenfield Plan," collectively, the "Plans"). Kennametal Inc. (the "Corporation" or the "Registrant") is incorporated in the Commonwealth of Pennsylvania.


ITEM 3.       INCORPORATION OF DOCUMENTS BY REFERENCE

         The Corporation hereby incorporates by reference into this Registration Statement the documents listed in (a) through (d) below. The Corporation also incorporates by reference, from the date of filing of such documents, all documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold:

                  (a) The latest annual report of the Corporation filed pursuant to Section 13(a) or 15(d) under the Securities Exchange Act;

                  (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above;

                  (c) The description of the Capital Stock of the Corporation contained in the Corporation's registration statement filed under Section 12 of the Securities Exchange Act, including any amendment or report filed for the purpose of updating such description; and

                  (d) The Kennametal Plan Annual Report on Form 11-K for the period ended December 31, 1998, which was filed on June 28, 1999.

ITEM 4. DESCRIPTION OF SECURITIES

         Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law (the "PBCL") provides in general that a corporation may indemnify any person, including its directors, officers and employees who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he or she is or was a Representative of or serving at the request of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceedings if he or she is determined by the board of directors, or in certain circumstances by independent legal counsel to the shareowners, to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reason to believe his or her conduct was unlawful. The PBCL defines representative to mean a director, officer, employee or agent thereof (a "Representative"). In the case of actions by or in the right of the corporation, indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation except to the extent a court determines that the person is fairly and reasonably entitled to indemnification.

         Section 1743 of the PBCL provides mandatory indemnification for a Representative if he or she succeeds on the merits or otherwise in the defense of any claim or action. The corporation must indemnify him or her to the extent of his or her actual and reasonable expenses (including attorney's fees) in connection with the claim or action.

         Section 1746(a) states that the statutory rights of indemnification shall not be deemed exclusive of any other rights to which a person might be entitled under any bylaw, agreement, or otherwise. However, Section 1746(b) forbids indemnification to be made in any case where the act or failure to act giving rise to the claim is determined by a court to be willful misconduct or recklessness. A corporation may not provide indemnification in the case of willful misconduct or recklessness.

         The PBCL, in Section 1747, also authorized corporations to purchase and maintain insurance on behalf of a Representative, whether or not the corporation would have the power to indemnify him or her. Such insurance is declared to be consistent with Pennsylvania's public policy.

         Article IX, Section 1 of the Corporation's bylaws provides that a director shall not be personally liable for monetary damages for any action taken or failed to be taken unless the director has breached or failed to perform the duties of his or her office and such breach or failure to perform constitutes self-dealing willful misconduct or recklessness. A director's criminal or tax liability is not limited by the foregoing provision.

         Section 2 of Article IX of the Corporation's bylaws requires the Corporation to indemnify any director or officer who is involved in any action, suit or proceeding, whether, civil, criminal, administrative or investigative, unless a court determines that such director or officer's conduct constituted willful misconduct or recklessness. However, the Corporation will indemnify a director or officer who initiates an action only if the action was authorized by the board of directors. The right to indemnification conferred by this bylaw includes payment of all reasonable expenses, including attorney's fees, and any liability and loss. The bylaws further provide that any director or officer who is entitled to indemnification but is not paid in full by the Corporation within forty-five (45) days after a written claim, may bring suit against the Corporation; and if the director or officer succeeds, in whole or in part, he or she shall also be entitled to be paid for the expense of prosecuting such claim.

         The Corporation has entered into indemnification contracts with directors and officers of the Corporation which entitle them to full indemnification in accordance with the PBCL and the Corporation's bylaws. Also, pursuant to the indemnification contracts, the Corporation is obligated to purchase and maintain directors and officers' liability insurance. Accordingly, the Corporation provides insurance contracts which insure its directors and officers, within the limits and subject to the limitations of the policies, against certain expenses and liabilities which have been incurred by, or resulted from, any actions, suits or proceedings to which they are parties by reason of being or having been directors or officers of the Corporation.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8. EXHIBITS

         The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

          5.01    Opinion of Buchanan Ingersoll Professional Corporation

         23.01    Consent of Independent Public Accountants

         The Kennametal Plan has received a determination letter from the Internal Revenue Service, dated April 23, 1996 stating that the Kennametal Plan is qualified under Section 401 of the Internal Revenue Code, as amended. The Greenfield Plan has received a determination letter from the Internal Revenue Service, dated January 30, 1995 stating that the Greenfiled Plan is qualified under Section 401 of the Internal Revenue Code, as amended.

ITEM 9. UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

                  (i) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                  (ii) That, for the purpose of determining any liability under the Securities Act of 1933, as amended ("Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Unity Township, Westmoreland County, Commonwealth of Pennsylvania, on the 29th day of September 1999.

                                 KENNAMETAL INC.


                                 By:    /s/ David T. Cofer
                                    -----------------------------
                                        Authorized Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 29, 1999.

         Signature                            Capacity
         ---------                            --------


/s/ William R. Newlin                         Chairman of the Board
- ---------------------------------
William R. Newlin




/s/ Markos I. Tambakeras                      Director, President
- ---------------------------------                and Chief Executive Officer
Markos I. Tambakeras




/s/ James R. Breisinger                       Vice President
- ---------------------------------                and Chief Financial Officer
James R. Breisinger


                                              Director
- ---------------------------------
Richard C. Alberding




                                              Director
- ---------------------------------
Peter B. Bartlett




/s/ A. Peter Held                             Director
- ---------------------------------
A. Peter Held




                                              Director
- ---------------------------------
Warren H. Hollinshead

/s/ Timothy S. Lucas                          Director
- ---------------------------------
Timothy S. Lucas




                                              Director
- ---------------------------------
Robert L. McGeehan




/s/ Aloysius T. McLaughlin, Jr.               Director
- ---------------------------------
Aloysius T. McLaughlin, Jr.




/s/ Larry Yost                                Director
- ---------------------------------
 Larry Yost




/s/ Frank R. Simpkins                         Corporate Controller
- ---------------------------------                and Chief Accounting Officer
Frank P. Simpkins




         THE PLANS. Pursuant to the requirements of the Securities Act of 1933, the plan administrator of the Kennametal Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Unity Township, Westmoreland County, Commonwealth of Pennsylvania on the 29th day of September, 1999.

                                      KENNAMETAL THRIFT PLAN


                                      By: /s/ Amy Doverspike
                                         ---------------------------------------
                                         Amy Doverspike, Plan Administrator

         Pursuant to the requirements of the Securities Act of 1933, the plan administrator of the Greenfield Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Augusta, Richmond County, State of Georgia on the 29th day of September, 1999.


                                      GREENFIELD RETIREMENT INCOME SAVINGS PLAN


                                      By: /s/ Suzette Pletcher
                                         ---------------------------------------
                                         Suzette Pletcher, Plan Administrator


                                       5
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                                  EXHIBIT INDEX


EXHIBIT NO.                       DESCRIPTION
- -----------                       -----------


       5.01         Opinion of Buchanan Ingersoll Professional Corporation

      23.01         Consent of Independent Public Accountants


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